                            SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities
                   Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                            Commission Only (as permitted by
                                            Rule 14a-6(e)(2))
[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                        T/SF COMMUNICATIONS CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                            Howard G. Barnett, Jr.
- -------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
    or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    ---------------------------------------------------------------------------


    (2) Aggregate number of securities to which transaction applies:

    ----------------------------------------------------------------------------


    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    ----------------------------------------------------------------------------



    (4) Proposed maximum aggregate value of transaction:

    ---------------------------------------------------------------------------


    (5) Total fee paid:

    ---------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    ----------------------------------------------------------------------------


    (2) Form, Schedule or Registration Statement No.:

    ---------------------------------------------------------------------------


    (3) Filing Party:

    ---------------------------------------------------------------------------


    (4) Date Filed:

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Notes:

                        T/SF COMMUNICATIONS CORPORATION
                             2407 EAST SKELLY DRIVE
                             TULSA, OKLAHOMA 74105

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD AUGUST 1, 1995

     Notice is hereby given that the Annual Meeting of Stockholders of T/SF COMMUNICATIONS CORPORATION (the "Company") will be held at the Doubletree Hotel at Warren Place, Tulsa, Oklahoma, at 9:00 a.m. C.D.T., on August 1, 1995, for the following purposes:

     1. ELECTION OF DIRECTORS. To approve a Board of Directors composed of eleven (11) members and to elect nine (9) Directors to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified, thus leaving two vacancies which may be filled by the Board of Directors at any time. The following persons have been nominated:

     Howard G. Barnett, Jr.    Martin F. Beck       Robert E. Craine, Jr.
     William N. Griggs         David Lloyd Jones    Jenk Jones Jr.
     Mark A. Leavitt           Robert J. Swab       Martin A. Vaughan

     2. OTHER BUSINESS. To consider and transact such other business as may properly come before the meeting and any adjournment or adjournments thereof.

     Only stockholders of record at the close of business on June 27, 1995, are entitled to notice of and to vote at the Annual Meeting of Stockholders or any adjournment or adjournments thereof. A complete list of the stockholders entitled to vote at the meeting will be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of ten days prior to the date of the meeting at the offices of the Company and at the time and place of the meeting.

     The next Annual Meeting of Stockholders is expected to be held in June, 1996. Should an eligible stockholder desire to present a proposal at the next Annual Meeting of Stockholders, such proposal must be received by the Company not later than December 31, 1995. There are certain requirements that must be met to be eligible to submit such a proposal.

     It is important that your shares be represented at the Annual Meeting of Stockholders, regardless of the number you may hold. Therefore, whether or not you plan to attend, please sign, date and return your Proxy as soon as possible in the envelope provided, to which no postage need be affixed if mailed within the United States. Signing, dating and returning your Proxy will not prevent you from voting your shares in person if you do attend the Annual Meeting of Stockholders.

                                    By Order of the Board of Directors

                                           Donna J. Peters,
                                              Secretary



Tulsa, Oklahoma
June 30, 1995

                        T/SF COMMUNICATIONS CORPORATION
                             2407 EAST SKELLY DRIVE
                             TULSA, OKLAHOMA 74105


               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD AUGUST 1, 1995

SOLICITATION AND REVOCATION OF PROXIES

    The enclosed Proxy is being solicited by the Board of Directors of T/SF Communications Corporation (the "Company"). Any Proxy may be revoked by a stockholder at any time before it is exercised by giving written notice of revocation to the Secretary of the Company, by submitting another valid Proxy bearing a later date, or by attending the Annual Meeting of Stockholders and voting in person.

    Proxies in the accompanying form, properly executed, duly returned to the Company and not revoked, will be voted at the Annual Meeting of Stockholders to be held August 1, 1995 (the "Meeting"), or any adjournment or adjournments thereof. Proxies as to which no direction is indicated will be voted "FOR" the approval of a Board of Directors composed of eleven (11) members with nine (9) members being elected at the Meeting, thus creating two (2) vacancies on the Board of Directors (which may be filled by the Board of Directors without approval of the stockholders), and "FOR" the election of Directors. The expense of the solicitation of Proxies for the Meeting, including the cost of mailing and the regular wages of employees who, as part of their regular duties, devote time to the solicitation effort, will be borne by the Company. These costs are not expected to exceed amounts normally expended for solicitation of proxies for the election of Directors.

    In addition to mailing copies of this material to stockholders on or about June 30, 1995, the Company will request persons who hold stock in their names or custody as nominees for others to forward copies of such material to those persons for whom they hold shares of stock of the Company and to request voting instructions from beneficial owners of such shares. The Company will reimburse such persons for the reasonable expenses incurred by them in obtaining voting instructions from beneficial owners of such shares.

    The Board of Directors of the Company knows of no other matter other than those listed in the Notice of Annual Meeting of Stockholders which is likely to be brought before the Meeting. If any other matter, not presently known, properly comes before the Meeting, the persons named in the enclosed Proxy will vote the Proxy in accordance with their best judgment in any such matter.

    The Annual Report of the Company for the fiscal year ended December 31, 1994, which includes financial information, was mailed with this Proxy Statement on or about June 30, 1995, to stockholders of record on June 27, 1995.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

    At the close of business on June 27, 1995, there were issued and outstanding 3,839,801 shares of Common Stock of the Company, $0.10 par value per share (referred to herein as "Common Stock"), having voting power, the holders thereof being entitled to one vote per share on all matters to be voted upon by stockholders. Approximately 50 percent of the shares entitled to vote at the Meeting, or 1,910,000 shares of Common Stock, are owned by officers, directors, director nominees and their affiliates. Such persons have indicated to the Company that they intend to vote "FOR" the creation of an eleven person Board of Directors and "FOR" all nine herein listed nominees for Directors, thus assuring the approval of such actions and the election of such persons.

    The holders of record of the voting securities of the Company at the close of business on June 27, 1995, are entitled to notice of and to vote at the Meeting and any adjournment or adjournments thereof. The presence, in person or by Proxy, of the holders of a majority of all the outstanding voting securities in the aggregate is required to constitute a quorum. Votes withheld from nominees for Directors, abstentions and broker non-votes will be counted for purposes of determining whether a quorum has been reached. The affirmative vote of a majority of the shares entitled to vote at a meeting where a quorum is present is sufficient to adopt any matter on which the vote is being taken, including the election of Directors. With regard to the election of Directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions, which may be specified on all proposals except the election of Directors, will have the effect of a negative vote. Under applicable Delaware law, a broker non-vote will have no effect on the outcome of the election of Directors or the other proposal.

    The following table sets forth certain information regarding beneficial ownership of the Common Stock as of June 27, 1995, for each beneficial owner of more than five percent of the Common Stock.


                                        NUMBER OF SHARES OF     APPROXIMATE PERCENTAGE
NAME AND ADDRESS OF                        COMMON STOCK           OF COMMON STOCK
 BENEFICIAL OWNER                       BENEFICIALLY OWNED       BENEFICIALLY OWNED
- -------------------                     -------------------     ----------------------
Jenkin Lloyd Jones Jr./(1)/
6447 S. Louisville
Tulsa, Oklahoma 74136                         260,904                     6.8%

Florence Lloyd Jones Barnett/(2)/
2619 East 37th Street
Tulsa, Oklahoma 74105                         666,139                    17.3%

Howard G. Barnett, Jr./(3)/
6742 South Evanston
Tulsa, Oklahoma 74136                         844,016                    22.0%

Hayden Ann Barnett Kiser
1616 East 31st Place
Tulsa, Oklahoma 74105                         202,482                     5.3%

The Prudential Insurance
Company of America
c/o Prudential Capital Group
1201 Elm Street, Suite 4900
Dallas, Texas 75270                           464,814                    12.1%

_________________________
/(1)/ The ownership shown for Jenkin Lloyd Jones Jr. is derived as follows:
      92,114 shares of Common Stock owned by Jenkin Lloyd Jones Jr. and Carol B. Jones, as Co-Trustees of the Revocable Inter Vivos Trust of Jenkin Lloyd Jones Jr. and 168,790 shares owned by the Revocable Inter Vivos Trust of Jenkin Lloyd Jones, of which Jenkin Lloyd Jones and Jenkin Lloyd Jones Jr. are Co-Trustees.

/(2)/ The 666,139 shares of Common Stock beneficially owned by Mrs. Barnett are owned by her and Howard G. Barnett, Jr., as Co-Trustees of the Revocable Inter Vivos Trust of Florence Lloyd Jones Barnett, which shares are also included in the beneficial ownership of Howard G. Barnett, Jr. Mrs. Barnett's ownership does not include 2,510 shares beneficially owned by her husband, Howard G. Barnett, which shares are included in the ownership of Howard G. Barnett, Jr. Mrs. Barnett disclaims beneficial ownership of the shares held by her husband.

/(3)/ Of the 844,016 shares of Common Stock beneficially owned by Mr. Barnett,
      175,367 shares are beneficially owned directly for his own account (12,482 shares are restricted until January, 1998, except as to voting rights). In addition, Mr. Barnett is the beneficial owner of 666,139 shares of Common Stock owned by Florence Lloyd Jones Barnett (Mr. Barnett's mother) and Mr. Barnett, as Co-Trustees of the Revocable Inter Vivos Trust of Florence Lloyd Jones Barnett, and 2,510 shares of Common Stock owned by Howard G. Barnett (Mr. Barnett's father) and Mr. Barnett, as Co-Trustees of the Revocable Inter Vivos Trust of Howard G. Barnett. The stock ownership of Mr. Barnett does not include shares held by his wife, Billie T. Barnett (26,602 shares). Mr. Barnett has also been granted certain option awards under the Company's Incentive Stock Plan, but such shares are not included in Mr. Barnett's ownership because none have vested as yet. Mr. Barnett disclaims beneficial ownership of the shares held by his wife.

 The following table sets forth the beneficial ownership of the Common Stock held by each Director of the Company, each nominee for Director, each of the executive officers of the Company or its subsidiaries named in the Summary Compensation table below and all executive officers and Directors, as a group, as of June 16, 1995.


                                                                                    APPROXIMATE
                                                       NUMBER OF SHARES OF         PERCENTAGE OF
                                                          COMMON STOCK              COMMON STOCK
NAME AND POSITION                                    BENEFICIALLY OWNED/(1)/     BENEFICIALLY OWNED
- -----------------                                    -----------------------     ------------------
Wayne Atwood, President, Atwood Convention
 Publishing, Inc. ("Atwood")/(2)/                            9,417                       0.2

Martin F. Beck, Director                                     1,000                       ---

Howard G. Barnett, Jr., Chairman, President and
 Chief Executive Officer, Director/(3)/                    844,016                      22.0

Robert E. Craine, Jr., Executive Vice President,
 Director                                                   36,154                       0.9

William N. Griggs, Director                                    -0-                       ---

Hedy Halpert, Former President and Chief Operating
 Officer of BMT Communications, Inc. ("BMT")                    14                       ---

David Lloyd Jones, Director                                 24,947                       0.6

Jenkin Lloyd Jones Jr., Director nominee                   260,904                       6.8

Mark A. Leavitt, Director                                    1,000                       ---

J. Gary Mourton, Senior Vice President-Finance,
 Director/(4)/                                             38,442                       1.0

Robert J. Swab, Director nominee                           104,039                       2.7

Richard A. Wimbish,  President, Transportation
 Information Services, Inc. ("TISI")                         1,337                       ---

Martin A. Vaughan, Director nominee/(5)/                    53,117                       1.4

All Executive Officers and Directors as a group, 13
 persons/(6)/                                            1,040,516                      27.0

__________________________

/(1)/ Each of the beneficial owners has sole voting and investment power with respect to the securities specified, except as noted in the footnotes below. Included are vested options held by each person under the Company's Incentive Stock Option Plan.

/(2)/ Mr. Atwood's shares are based on his vested options and restricted stock awards. Mr. Atwood's shares do not include 7,708 shares of vested options and restricted stock awards held by his wife, Linette Atwood.

/(3)/ The beneficial ownership for Mr. Barnett is determined as described in footnote 3 of the preceding table.

/(4)/ Mr. Mourton is not standing for re-election as a Director. Included are 5,451 shares which are restricted until 1998 except as to voting rights.

/(5)/ The shares shown as owned by Mr. Vaughan exclude 42,348 shares of Common
      Stock held by his wife, Nancy Swab Vaughan, directly, and 38,918 shares of Common Stock held by his wife as Co-Trustee of the Revocable Inter Vivos Trust of John T. Swab. Mr. Vaughan disclaims beneficial ownership in any such shares. Mr. Vaughan's stock holdings in the table include 29,925 shares of Common Stock held by Midwest Resources, Inc., a private company of which Mr. Vaughan is president, and 3,640 shares of Common Stock held by Maverick Exploration, Inc., of which Mr. Vaughan owns 100 percent. The trustees of the Revocable Inter Vivos Trust of John T. Swab are Nancy Swab Vaughan, wife of Martin A. Vaughan, and John Stephen Swab.

/(6)/ Includes 1,028,513 shares of Common Stock owned directly (of which 26,834 shares are restricted until 1997 and 1998 except as to voting rights) and 12,003 shares of Common Stock related to vested options.

DIRECTORS, DIRECTOR NOMINEES AND OFFICERS

     The Board of Directors is authorized to fix the number of Directors at not more than fifteen members nor less than three members. Accordingly, the number of Directors of the Company has been fixed by the Board of Directors at eleven. Pursuant to the Certificate of Incorporation and Bylaws of the Company, the Board of Directors may elect a person to fill the unexpired term of a Director who resigns or otherwise is unable to serve; however, the Board of Directors may not increase its number and then elect Directors to fill the vacancies thus created without seeking stockholder approval. Accordingly, the stockholders are being asked to approve the creation of two vacancies on the Board of Directors by electing only nine Directors to the eleven person Board of Directors established pursuant to the Bylaws. The Board of Directors desires to create these vacancies on the Board to give it flexibility to add additional Directors during the year, if appropriate. No particular individuals have yet been identified and the Board is not currently actively seeking new Directors. It is noted that there are no limitations on the Board's power to elect persons to fill the vacancies. If the vacancies are created, they may be filled by action of the Board of Directors without any further action or approval by the stockholders. Unless directed otherwise in a Proxy, the persons named in the accompanying Proxy intend to vote for the creation of two vacancies on the Board of Directors.

     Even though eleven members are authorized for the Board of Directors, proxies can only be voted for nine persons, being the number of nominees named. Unless directed otherwise in a Proxy, the persons named in the accompanying Proxy intend to vote for the election of Howard G. Barnett, Jr., Martin F. Beck, William N. Griggs, David Lloyd Jones, Mark A. Leavitt, Robert E. Craine, Jr., Martin A. Vaughan, Robert J. Swab and Jenkin Lloyd Jones Jr. as Directors of the Company, each to serve until the next Annual Meeting of Stockholders and until the election and qualification of his successor. Except as to Robert J. Swab, there are no agreements requiring any person to be nominated as a Director. Robert J. Swab's Retirement Agreement (described below under Certain Transactions) requires that he be nominated as a Director. The Company has been informed that the nominees named are willing to serve as Directors, but if any of them should decline or be unable to act as a Director, the persons named in the Proxy will vote for any nominee who shall be designated by the present Board of Directors to fill the vacancy. It is noted that Howard G. Barnett, Jr., Martin F. Beck, William N. Griggs, David Lloyd Jones, Mark A. Leavitt and Robert
E. Craine, Jr., comprise (along with J. Gary Mourton, who is not standing for reelection) the current Board of Directors of the Company and were elected at last year's Annual Meeting of Stockholders.

     The following table sets forth information with respect to each Director, Director nominee and executive officer, as well as with respect to certain other key employees of the Company. All Directors of the Company hold office until the next Annual Meeting of Stockholders and until the election and qualification of their successors. Except as noted, each officer was elected in 1994 at the annual meeting of the Board of Directors to serve for one year or, if earlier or later, until the next Annual Meeting of the Board of Directors.



                                   DIRECTOR OR OFFICER
                                    OF THE COMPANY OR
                                  TRIBUNE/SWAB-FOX  OR
       NAME                  AGE   EMPLOYEE SINCE /(1)   POSITION WITH THE COMPANY
       ----                  ---  --------------------   -------------------------
Howard G. Barnett, Jr.        45         1984            Chairman, President, Chief Executive
                                                         Officer and Director

Robert E. Craine, Jr.         47         1985            Executive Vice President and Director

J. Gary Mourton               48         1980            Senior Vice President-Finance, Chief
                                                         Financial Officer, Treasurer and
                                                         Director (not standing for reelection
                                                         as Director)

William N. Griggs             63         1989            Director

Mark A. Leavitt               36         1989            Director

David Lloyd Jones             56         1991            Director

Martin F. Beck                77         1989            Director

Martin A. Vaughan             68         1984            Nominee for Director

Robert J. Swab                58         1969            Nominee for Director

Jenkin Lloyd Jones Jr.        58         1984            Nominee for Director

Richard A. Wimbish            51         1987            President of TISI

Stuart P. Honeybone           53         1986            Vice President and President of BMT

Wayne Atwood                  43         1990            President of Atwood

John R. Laughlin              51         1994            President and Chief Operating Officer
                                                         of Galaxy Registration, Inc.
                                                         ("Galaxy")

Donna J. Peters               66         1984            Secretary

Jimmy C. Strong               60         1990            Vice President-Human Resources

______________________
/(1)/ As the Company was not formed until 1989, if the date indicated is prior to 1989, this represents the date that the individual was first employed or became an officer or director of Tribune/Swab-Fox Companies, Inc. ("Tribune/Swab-Fox"), the former parent company of the Company. See Merger with Tribune/Swab-Fox, below.

    HOWARD G. BARNETT, JR. - Became Executive Vice President of Tribune/Swab-Fox on January 1, 1985, and was elected President in March 1991, and Chief Executive Officer on August 1, 1993. He was elected President of the Company on its formation in 1989, and was elected Chairman and Chief Executive Officer on August 1, 1993. For approximately ten years prior to joining Tribune/Swab-Fox, Mr. Barnett was a member of the law firm of Sneed, Lang, Adams & Barnett, Tulsa, Oklahoma. Mr. Barnett is the cousin of David Lloyd Jones and Jenkin Lloyd Jones Jr.

    ROBERT E. CRAINE, JR. - Joined Tribune/Swab-Fox in November, 1985, as President of TSF Capital Corp., a then wholly-owned subsidiary of Tribune/Swab-Fox. He became Vice President of Tribune/Swab-Fox in May, 1986, and Senior Vice President in August, 1988. For the 11 years preceding his joining Tribune/Swab-Fox, Mr. Craine was a member of the law firm of Gable & Gotwals, Inc., Tulsa, Oklahoma. Mr. Craine became Senior Vice President of the Company upon its formation in 1989 and became Executive Vice President and a Director in March, 1994.

    J. GARY MOURTON - Joined Tribune/Swab-Fox as Chief Financial Officer in 1980 and became Vice President-Finance and Treasurer in 1984. For the 11 years prior to that time, Mr. Mourton was with the accounting firm of Arthur Andersen LLP. Mr. Mourton is a certified public accountant. Mr. Mourton became Senior Vice President-Finance, Chief Financial Officer and Treasurer of the Company upon its formation in 1989.

    WILLIAM N. GRIGGS - Has been a Managing Director of Griggs & Santow Incorporated, a financial and economic consulting firm, since 1983. Dr. Griggs previously served as Financial Economist at the Federal Reserve Bank of Dallas and Deputy to the Assistant Secretary of the Treasury responsible for economic policy. He currently serves on the Board of Directors of Massachusetts Mutual Life Insurance Company, and its Investment Policy Committee. Dr. Griggs received his Ph.D from Ohio State University.

    MARK A. LEAVITT - Joined Oppenheimer & Co., Inc., an investment banking firm, as a Vice President in the Corporate Finance Department in 1987, and became Senior Vice President in 1989 and Managing Director on May 1, 1992. For the seven years prior to that time, Mr. Leavitt was with Continental Illinois National Bank, and was a Senior Director in the Capital Markets Group when he left to join Oppenheimer & Co., Inc.

    DAVID LLOYD JONES - Served as Vice President and Director of Tulsa Tribune Company, a wholly-owned subsidiary of the Company ("Tribune"), from 1984 until 1992. Mr. Jones was elected as a Director of the Company in 1991. Mr. Jones is the cousin of Howard G. Barnett, Jr., and the brother of Jenkin Lloyd Jones Jr.

    MARTIN F. BECK - Is Chairman of Beck-Ross Communications, Inc., Rockville Centre, New York, a company which he founded in 1968 and which owns and operates several radio stations. Mr. Beck has been involved most of his life in the media business, primarily in radio. He is a past president of the New York State Broadcasters Association, Past Chairman of the Radio Board of the National Association of Broadcasters, and currently a member of the Executive Committee of that organization, and is a member of the Board of the Radio Advertising Committee.

    MARTIN A. VAUGHAN - Is currently the Chairman of the Board, President and Chief Executive Officer, Director and a major owner of Midwest Energy Corporation, a privately-held oil and gas exploration company, and of Midwest Energy Companies, Inc., a public international oil and gas exploration company. Mr. Vaughan has been with the predecessors of such companies since 1982. Mr. Vaughan was a director of Tribune/Swab-Fox from 1984 to May, 1995 and was Vice Chairman of that Board from August, 1993, to May, 1995.

    ROBERT J. SWAB - Has been associated with Tribune/Swab-Fox and its predecessors and has served as a Director of such companies from May, 1969, to May, 1995. He was Executive Vice President, Secretary and Treasurer of Tribune/Swab-Fox or such predecessors from 1969 through January, 1979, President from January, 1979, to April, 1980, and Chairman of the Board from April, 1980, to October, 1984, and Chairman of the Executive Committee from October 1, 1984, until December, 1994, when he retired.

    JENKIN LLOYD JONES JR. - Was Vice President of Tribune from 1967, and became Executive Editor of The Tulsa Tribune, a newspaper published by Tribune, in 1975. Mr. Jones was made Editor in 1988 and in November, 1991, he was made Publisher. Mr. Jones is the brother of David Lloyd Jones and a cousin of Howard
G. Barnett, Jr.

    RICHARD A. WIMBISH - Joined TISI, a wholly-owned subsidiary of the Company, as Controller in 1987 and became Executive Vice President in 1990. Mr. Wimbish was made President of TISI in 1991. Prior to joining TISI, Mr. Wimbish was Controller and Chief Financial Officer of Carlson Reserve Corporation from 1981 through 1986.

    STUART P. HONEYBONE - Joined Tribune/Swab-Fox in June, 1986, as Vice President of TSF Capital Corp., a then wholly-owned subsidiary of Tribune/Swab-Fox, and became Vice President of Tribune/Swab-Fox in 1988. Mr. Honeybone became Vice President of the Company upon its formation in 1989. Mr. Honeybone became President of BMT in December, 1994. From September, 1985, until joining Tribune/Swab-Fox, Mr. Honeybone was the owner and chief executive officer of HBO Management, a consulting firm specializing in problem or troubled businesses. For the six years preceding this, Mr. Honeybone was with Hinderliter Industries, Inc. and was Group Vice President, Energy Group, at the time of his leaving the employ of such company.

    JOHN R. LAUGHLIN - Founded Galaxy, which was acquired by the Company as of March 1, 1994, in 1982, and has been continuously employed by such company since such time.

    WAYNE ATWOOD - Founded Atwood, a wholly-owned subsidiary of the Company, with his wife, Linette Atwood, and Tom Bodine, in 1983, and has been continuously employed by such company since such time.

    DONNA J. PETERS - Served as Secretary of Tribune/Swab-Fox from 1984 until May, 1995, and became Secretary of the Company upon its formation in 1989.

    JIMMY C. STRONG - Became Vice President-Human Resources of the Company in 1990. For the year before joining the Company, Mr. Strong was with Hinderliter Heat Treating, Inc., as Vice President of Human Resources, and was with Hinderliter Industries, Inc., a diversified manufacturing company, for the preceding 16 years.

    FORMS 3, 4 AND 5 FILINGS. To the Company's knowledge, based solely on review of the copies of Forms 3, 4 and 5 furnished to the Company and written representations that no other forms were required, all persons required to file Forms 3, 4 and 5 during and with respect to 1994 timely made all required filings, except that Wayne Atwood reported on his Form 5 for 1994, the ownership of a previously unreported option to acquire 8,000 shares of the Company's Common stock granted to him in connection with the Company's acquisition of Atwood in 1990.

MERGER WITH TRIBUNE/SWAB-FOX

     Pursuant to that certain Agreement for Contribution of Assets, Assumption of Liabilities and Merger (the "Contribution Agreement"), by and among the Company, Tribune and Tribune/Swab-Fox, Tribune/Swab-Fox caused the Company to be formed. At that time, the Company entered into an Agreement for Management Services (the "Management Agreement") to provide all of the necessary management and administrative services for Tribune/Swab-Fox and its various separate businesses and subsidiaries, other than the Company. The Management Agreement was effective as of January 1, 1989, for three years through December 31, 1991, unless extended by the mutual agreement of the parties. The agreement was extended for 1992, 1993 and 1994. Tribune/Swab-Fox continued to separately pay certain direct expenses of its operation, such as legal fees and taxes.

     For the first 12 months of the Management Agreement, Tribune/Swab-Fox paid the Company $70,000 per month for its services. The Company was paid $56,750, $48,333, $43,333, $38,333, and $23,333 per month in 1990, 1991, 1992, 1993 and
1994, respectively. The Company believes that this is a fair payment for the services rendered and is believed to be not less than what the Company could receive for the rendering of similar services to an unrelated third party. In contemplation of the merger of the Company and Tribune/Swab-Fox, as described below, the parties extended the Management Agreement for 1995 at a flat fee of $45,000.

     Pursuant to that certain Agreement and Plan of Merger, dated January 25, 1995, as amended (the "Merger Agreement"), the Company and Tribune/Swab-Fox agreed to merge, with the Company to be the surviving corporation (the "Merger"). At a Special Meeting of Stockholders held May 24, 1995, for both companies, the stockholders of both companies approved the Merger and the Merger was effective on May 25, 1995.

     Pursuant to the Merger Agreement, each holder of Class A Common Stock or Class B Common Stock of Tribune/Swab-Fox (collectively, the "Tribune/Swab-Fox Common Stock") could choose to receive, with respect to each share of Tribune/Swab-Fox Common Stock owned, either 0.1255 of a share of Common Stock of the Company or $0.88 in cash (the "Cash Alternative"). In the merger, stockholders owning 8,849,784 shares of Tribune/Swab-Fox Common Stock chose the Cash Alternative. The maximum number of shares of Common Stock which the Company could have issued in the Merger was 3,977,500 shares, less shares attributable to stock in Tribune/Swab-Fox owned by the Company, or a net 3,834,087 shares.

Because of the number of shares tendered for the Cash Alternative, the total number of shares of Common Stock which the Company has or will issue in the Merger to former stockholders of Tribune/Swab-Fox is 2,723,322 shares. Since the 3,777,500 shares of Common Stock owned by Tribune/Swab-Fox were canceled for no consideration in the Merger, the net effect of the Merger and the Cash Alternative is that the total outstanding shares of the Company will have been reduced to 3,839,801 after all of the transactions contemplated by the Merger are completed, which is expected to happen in the near future.

     To effect the Cash Alternative, the Company borrowed $2,000,000, with the remaining $5,788,000 coming from the Company's cash reserves. Certain officers, directors and nominees for directors or their affiliates elected the Cash Alternative in the Merger, as follows:


                                                    NUMBER OF SHARES OF
                                                      TRIBUNE/SWAB-FOX          CASH RECEIVED IN
                                                      TENDERED IN THE              THE CASH
          NAME OF STOCKHOLDER                        CASH ALTERNATIVE             ALTERNATIVE
          -------------------                       -------------------         ----------------
Jenkin Lloyd Jones Jr. /(1)/                               800,000               $  704,000.00

David Lloyd Jones /(2)/                                    883,758                  777,707.04

Billie T. Barnett, as Trustee of the Howard G.
 Barnett, Jr. Trust for Adrienne Lee Barnett /(3)/         387,099                  340,647.12

Billie T. Barnett, as Trustee of the Howard G.
 Barnett, Jr. Trust for Allison Michelle Barnett /(3)/     387,099                  340,647.12

Howard G. Barnett, Jr., as Trustee of the Katherine
 Ann Kiser 1980 Trust /(4)/                                387,099                  340,647.12

Robert J. Swab /(5)/                                       594,575                  523,226.00

J. Gary Mourton                                             39,541                   34,796.08

Tulsa Tribune Foundation /(6)/                           1,593,490                1,402,271.20

__________________________
/(1)/ The shares sold were sold by either the Revocable Inter Vivos Trust of Jenkin Lloyd Jones Jr. or the Revocable Inter Vivos Trust of Carol B. Jones. Carol B. Jones is the wife of Jenkin Lloyd Jones Jr. Excluded from the table are shares sold by children and grandchildren of Jenkin Lloyd Jones Jr.

/(2)/ Excluded from the amount shown as sold by David Lloyd Jones are shares of Tribune/Swab-Fox sold in the Cash Alternative by his children or by Mr. Jones as trustee under trusts for his nieces.

/(3)/ Billie T. Barnett is the wife of Howard G. Barnett, Jr., and the trusts are for the sole benefit of their children.

/(4)/ The trust is for the sole benefit of Katherine Ann Kiser, Mr. Barnett's niece.

/(5)/ Excludes shares sold by Mr. Swab's children.

/(6)/ Director Howard G. Barnett, Jr., and Advisory Directors Florence Lloyd
      Jones Barnett and Jenkin Lloyd Jones are trustees of this foundation.

CERTAIN TRANSACTIONS

    By reason of the Merger, the Company is substituted for Tribune/Swab-Fox as a lender under a Loan Agreement with Howard G. Barnett, Jr., Chairman, President and Chief Executive Officer, that arose in 1984 in connection with the merger of Tribune and the predecessor to Tribune/Swab-Fox. During 1994, the maximum amount of Mr. Barnett's loan was $250,000 and that amount represents the amount outstanding under such loan as of December 31, 1994. The balance of such loan at December 31, 1993, was $235,000. As of May 1, 1995, this loan became an installment loan requiring amortization of principal in semi-annual installments (plus accrued interest at 8.5 percent per annum) equal to 1/15th of the outstanding principal balance, with the first installment due October 31, 1995, and semi-annual payments thereafter with the remaining principal and interest being due on October 31, 1999. Mr. Barnett has pledged 87,279 shares of Common Stock to secure this loan.

    On May 29, 1990, Tribune/Swab-Fox entered into a Loan Agreement with Robert
J. Swab, with the Company being substituted for Tribune/Swab-Fox as lender as a result of the Merger. This was a line-of-credit loan for up to $350,000. The maximum loan balance outstanding during 1994 was $348,546, plus accrued interest, due at December 31, 1994, and the principal plus accrued interest was $324,317. On December 14, 1994, Tribune/Swab-Fox entered into a retirement agreement (the "Retirement Agreement") with Mr. Swab and the Company is bound by the terms thereof as a result of the Merger. The Retirement Agreement had certain conditions relating to Mr. Swab's participation in the Merger, all of which were fulfilled. See the table above under MERGER WITH TRIBUNE/SWAB-FOX for a description of the shares of Tribune/Swab-Fox Common Stock sold by Mr. Swab in the Cash Alternative in the Merger. Pursuant to Mr. Swab's Retirement Agreement, effective December 31, 1994, the following matters, which are now binding on the Company as a result of the Merger, were agreed to:

    (i) Commencing January, 1995, for 72 consecutive months, Mr. Swab will be paid the amount of $5,130 per month.

    (ii) Mr. Swab entered into a Covenant-Not-to-Compete (with 30 percent of the payments described in (i) above being allocated for such Covenant-Not-to-Compete).

    (iii) Mr. Swab's loan has been reduced to an outstanding balance of $299,317, bearing interest, payable quarterly, at 9 percent per annum, with $25,000 of principal payable each year, and the remaining balance due May 31, 1998.

    (iv) The loan is secured by 50,146 shares of Common Stock. Mr. Swab has the right to "put" such 50,146 shares to the Company at a price of $5.976 per share for three years. The Company has a "call" on such shares for such three year period at $8.765 per share. All proceeds of any such "put" or "call," if exercised by either party, will be used to pay principal on the loan.

    (v) Mr. Swab has an additional "put" at $5.976 per share on an additional 37,650 shares of Common Stock, exercisable 12,550 shares a year for 1995, 1996 and 1997. Similarly, the Company has a "call" on such shares, on the same annual basis, at $8.765 per share.

    In connection with the Agreement for Purchase and Sale of Stock whereby the Company acquired 100 percent of the issued and outstanding common stock of Galaxy, the Company, as tenant through Galaxy, entered into (and guaranteed) a Lease Agreement with John R. Laughlin, as landlord. The Lease covers the principal office and warehouse building occupied by Galaxy in connection with its business, comprising approximately 25,000 square feet of space, extends for an initial term of five years and provides for a rental amount of $14,565 per month during the initial term. The Lease also contains an option to renew for five additional years at a rate of $15,621 per month. As part of the Lease the tenant also pays certain tax, insurance, maintenance and operating costs. The terms of the Lease were negotiated with Mr. Laughlin on an arm's-length basis prior to the closing of the acquisition and are comparable to those to which the Company would have agreed with an unrelated third party.

    In August, 1994, the Company purchased all of the Company's Common Stock owned by R. B. Haave Associates, Inc. (483,900 shares) for $2,600,962 or $5.375 per share. These shares were retired by the Company.

    On December 30, 1994, the Company loaned $1,250,000 under a $2,500,000 line of credit to Tribune/Swab-Fox, due July 1, 1995, with interest at Chase Manhattan prime rate plus 1.5 percent (10% at December 31, 1994). Such loan was effectively repaid as part of the Merger.

ACTIVITIES OF THE BOARD OF DIRECTORS

     During 1994, the Board of Directors held four meetings. All Directors attended all of the meetings, except that Mr. Beck missed two meetings and Mr. Leavitt missed one meeting. The Board of Directors also approved three Consents to Action during 1994.

     Three committees of the Board of Directors operated during 1994. An Executive Committee, composed of Messrs. Barnett and Mourton, is empowered to take actions between meetings of the Board of Directors of a type which would otherwise require the approval of the Board. The major function of the Executive Committee is to oversee the expenditure of funds in accordance with the plans and budgets adopted by the Board of Directors. No formal meetings of the Executive Committee were held during 1994. Messrs. Leavitt, Griggs, and Jones comprise the Compensation Committee. This committee is to make recommendations to the Board of Directors concerning compensation matters affecting officers of the Company. This Committee met once in 1994, with all members in attendance, and met telephonicly several times during the year (for which no formal minutes were maintained). The Audit Committee is composed of Messrs. Barnett, Beck and Leavitt. This committee was established to review the audit procedures with the Company's independent public accountants and to review and make proposals concerning the audit to the Board of Directors. The Audit Committee met once in 1994, and all members participated.

    In addition, pursuant to the T/SF Communications Stock Purchase Plan, Messrs. Mourton and Barnett were designated as the Administrative Committee to oversee the administration of this plan. This plan has not been activated, and, thus, no meetings of the Administrative Committee were held during 1994.

EXECUTIVE COMPENSATION

        COMPENSATION.

     Set forth below is certain information with respect to the compensation of the Company's Chief Executive Officer and each of the Company's and its subsidiaries' four other most highly compensated executive officers, based on salary and bonus earned during 1994, for services in all capacities to the Company and its subsidiaries during each of the Company's last three fiscal years.

                           SUMMARY COMPENSATION TABLE


                                                                                      LONG-TERM COMPENSATION
                                                                             ----------------------------------------
                                                                                       AWARDS                 PAYOUTS
                                                                             ----------------------------     -------

                                           ANNUAL COMPENSATION /(1)/
                                       ---------------------------------
                                                                 OTHER                         SECURITIES                    ALL
                                                                 ANNUAL      RESTRICTED        UNDERLYING                   OTHER
                                                                 COMPEN-        STOCK           OPTIONS/       LTIP       COMPENSA-
     NAME AND                          SALARY        BONUS       SATION         AWARD            SARS         PAYOUTS       TION
PRINCIPAL POSITION           YEAR       ($)        ($)/(2)/       ($)        (S)($)/(3)/        (#)/(4)/        ($)       ($)/(5)/
- ------------------           ----      -------     --------      -------     -----------       ----------     -------     ---------
Howard G. Barnett, Jr./(6)/  1994      207,704      77,889         ---          77,889            75,000        ---         5,544
  Chairman, President and    1993      207,704        -0-          ---            ---              ---          ---         4,261
  Chief Executive Officer    1992      207,704      46,657         ---            ---              ---          ---         5,589

Wayne Atwood                 1994      128,670      15,938         ---          31,875            10,000        ---         3,292
  President, Atwood          1993      138,915      91,668         ---            ---              ---          ---         2,656
                             1992      132,300     126,662         ---            ---              ---          ---         2,646

J. Gary Mourton              1994      151,410      34,067         ---          34,067            37,500        ---         4,620
  Senior Vice President and  1993      151,410        -0-          ---            ---              ---          ---         3,475
  Chief Financial Officer    1992      151,410      30,973         ---            ---              ---          ---         3,465

Robert E. Craine, Jr.        1994      133,900      30,127         ---          30,127            37,500        ---         4,107
  Executive Vice President   1993      133,900       7,500         ---            ---              ---          ---         2,884
                             1992      133,900      27,386         ---            ---              ---          ---         3,412

Richard A. Wimbish           1994      125,000      36,192         ---            ---             22,500        ---         3,960
  President, TISI            1993      100,000      26,500         ---            ---              ---          ---         2,593
                             1992       90,900      18,000         ---            ---              ---          ---         2,138

  Hedy Halpert/(7)/          1994      248,218     154,827         ---            ---              ---          ---         5,544
    formerly President and   1993      227,570      72,809         ---            ---              ---          ---         4,497
      Chief Operating        1992      205,000      75,851         ---            ---              ---          ---         4,364
      Officer of BMT

___________________
/(1)/ No cash compensation other than the annual amounts described was paid to any of the named executives during the period shown. Certain executives are also entitled to car allowances or are provided cars, and club dues are paid for certain executives. The value of such perquisites is not required to be disclosed because the aggregate amount of such compensation does not exceed the lesser of $50,000 or 10 percent of the total amount of annual salary and bonus for any named executive.

/(2)/ Includes bonuses earned for the year, even if paid in another year.

/(3)/ Under the T/SF Communications Corporation 1994 Incentive Stock Plan (the
      "Incentive Stock Plan"), approved by the stockholders of the Company at the 1994 Annual Meeting of Stockholders, one-half of the 1994 bonus paid to Howard G. Barnett, Jr., J. Gary Mourton and Robert E. Craine, Jr., was to be paid in the form of restricted stock grants. The amount shown here represents the dollar amount of such stock grants, which were granted at a rate of $6.25 per share, being the closing price on the American Stock Exchange for Common Stock on December 30, 1994 (the last trading day of
      1994). Each such stock grant vests 100 percent after three years, assuming the employee is then employed by the Company (subject to earlier vesting in the case of death or disability of employee). Dividends are payable on the restricted stock to the same extent as would be paid on Common Stock. Two-thirds of Wayne Atwood's 1994 bonus, or $31,874, was paid by such a restricted stock grant with the price of the stock (being $7.81 per share) used to determine the number of shares received (being 4,081) determined based on the average of the 20 trading days preceding April 30, 1995. There are no other outstanding restricted stock grants.

/(4)/ Consists solely of options to acquire shares of Common Stock.

/(5)/ These amounts represent the total value of the Company's contributions made or accrued to the Company's 401(k) plan and, as to Mr. Barnett only, by Newspaper Printing Corporation ("NPC") under its 401(k) plan for 1992 when Mr. Barnett was also employed by this agency of Tribune. All such persons are 100 percent vested in their accounts under the Company's plan, and Mr. Barnett was 100 percent vested in his accrued benefits under the NPC plan. Mr. Barnett's vested interest in the NPC plan was distributed to him in 1992 as he terminated his employment with NPC as part of the agreement which resulted in the closure of The Tulsa Tribune.

/(6)/ The cash compensation shown for Howard G. Barnett, Jr., in the table does not include amounts paid to him as a director of Tribune/Swab-Fox. Employees who are Directors of the Company do not receive fees from the Company as Directors.

/(7)/ Hedy Halpert, formerly President and Chief Operating Officer of BMT, and two other officers of BMT (together, the "BMT Senior Executives"), were removed as officers of BMT in December, 1994. The payments in the table above to Ms. Halpert were pursuant to an Employment Agreement with her which expired December 31, 1994. The formal severance of full-time employment with BMT by the BMT Senior Executives occurred pursuant to agreements entered into in January, 1995 (the "Employment/Severance Agreements"). Pursuant to the Employment/Severance Agreements, the BMT Senior Executives are required to provide varying amounts of services during 1995 and will be compensated therefor as provided in such agreements. In particular, each agreement with the BMT Senior Executives provides for a significant bonus to be paid upon the sale of Convenience Store News, The Journal of Petroleum Marketing and United States Distribution Journal, if accomplished in 1995. If such sale is not accomplished, bonuses will be paid based on an agreed-to amount. Thus, the primary function of the BMT Senior Executives in 1995 will be to assist in the sale of the three journals being held for sale. On June 16, 1995, the Company executed an agreement to sell such journals and, subject to the satisfaction of certain conditions precedent, a closing is expected to occur in July, 1995.

        OPTIONS.

        The following table sets forth certain information with respect to options exercised by the named executive officers of the Company and its subsidiaries during 1994, and the number and value of unexercised options held by such persons at the end of the year. The Company has never granted any stock appreciation rights.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES
                     -------------------------------------

                                                                                                 VALUE OF
                                                                       NUMBER OF                UNEXERCISED
                                                                   SECURITIES UNDER-           IN-THE-MONEY
                                                                   LYING UNEXERCISED           OPTIONS/SARS
                                                                    OPTIONS/SARS AT           AT FISCAL YEAR-
                                                                    FISCAL YEAR-END          END ($) /(1)(2)/

                               SHARES ACQUIRED        VALUE          EXERCISABLE/              EXERCISABLE/
         NAME                  ON EXERCISE (#)   REALIZED($)/(1)/    UNEXERCISABLE             UNEXERCISABLE
         ----                  ---------------   ----------------  -----------------         ----------------

Howard G. Barnett, Jr.              -0-                -0-              0/75,000                0/150,000
Wayne Atwood                        -0-                -0-          5,336/12,664                 0/20,000
J. Gary Mourton /(3)/               -0-                -0-         20,833/37,500                 0/75,000
Robert E. Craine, Jr. /(3)/         -0-                -0-         12,500/37,500                 0/75,000
Richard Wimbish /(3)/               -0-                -0-          1,166/22,500                 0/45,000
Hedy Halpert                        -0-                -0-                   0/0                      0/0

_______________________
/(1)/ Market value of the underlying securities at exercise date or fiscal year-end, as the case may be, minus the option exercise price.

/(2)/ The closing price for Common Stock on the American Stock Exchange on
      December 30, 1994, the last trading day of the fiscal year, was $6.25.

/(3)/ In March, 1995, Messers., Mourton, Craine and Wimbish allowed options to acquire 20,833, 12,500 and 1,166 shares, respectively, of Common Stock at $12.00 per share, to lapse.

     The following table sets forth certain information with respect to options granted to the named executive officers of the Company and its subsidiaries during 1994. The Company has never granted any stock appreciation rights.


                        OPTION/SAR GRANTS IN LAST FISCAL YEAR
- ------------------------------------------------------------------------------------------------

                                   INDIVIDUAL GRANTS
- ------------------------------------------------------------------------------------------------       POTENTIAL REALIZABLE VALUE
                                 NUMBER OF           % OF TOTAL                                          AT ASSUMED ANNUAL RATES
                                SECURITIES          OPTIONS/SARS                                       OF STOCK PRICE APPRECIATION
                                UNDERLYING           GRANTED TO          EXERCISE                         FOR OPTION TERM /(2)/
                               OPTIONS/SARS         EMPLOYEES IN         OR BASE       EXPIRATION      ---------------------------
           NAME               GRANTED(#)/(1)/       FISCAL YEAR         PRICE($/SH)       DATE           5%($)              10%($)
  ------------------------    ---------------      --------------       -----------    -----------       -----              ------
Howard G. Barnett, Jr.           75,000                 37.0                4.25         1/25/04        200,460          508,005
Wayne Atwood                     10,000                  4.0                4.25         1/25/04         26,728           67,734
J. Gary Mourton                  37,500                 18.5                4.25         1/25/04        100,230          254,003
Robert E. Craine, Jr.            37,500                 18.5                4.25         1/25/04        100,230          254,003
Richard Wimbish                  22,500                 11.1                4.25         1/25/04         60,138          152,402
Hedy Halpert                        -0-                  ---                 ---             ---            ---              ---

__________________
/(1)/ Consists solely of options to acquire shares of Common Stock. The options were granted for a term of ten years, subject to earlier termination in certain events related to the termination of employment. The exercise price of the options is equal to the fair market value of the Common Stock on the date of grant. The options become exercisable in full on January 25, 1997. The option exercise price may be paid in cash, by delivery of already-owned shares, by offset of the underlying shares, or by a combination of such methods. Tax withholding obligations related to exercise may be paid by offset of the underlying shares, subject to certain conditions.

/(2)/ Potential realizable value illustrates the value that might be realized upon exercise of the options immediately prior to the expiration of their term (ten years from the date of grant), assuming that the Common Stock appreciates in value from the date of grant to the end of the option term at rates of 5 percent and 10 percent, respectively, compounded annually.

     COMPENSATION OF DIRECTORS. Employee Directors receive no additional compensation for service on the Board of Directors or any committee thereof. Nonemployee Directors are paid a fee of $5,000 per year, plus an attendance fee of $350 per meeting. Nonemployee Directors receive an additional fee of $1,000 per year for each committee of the Board of Directors on which they serve, plus an attendance fee of $350 per committee meeting. While Mr. Barnett did not receive Director's fees from the Company, he did receive Director's fees from Tribune/Swab-Fox in an amount comparable to the Company's payments to its nonemployee Directors. All Directors are reimbursed by the Company for out-of-pocket expenses incurred by them in connection with their service on the Board of Directors and any committee thereof. In addition to the fees paid to Dr. Griggs for serving as a Director of the Company, the Company has agreed to pay the firm of Griggs & Santow Incorporated, economists and consultants, $5,000 annually for periodic consulting services.

     EMPLOYMENT AGREEMENTS. As of June 27, 1995, the Company was subject to employment agreements with certain directors, nominees for directors, officers or key employees, as follows:

     DAVID LLOYD JONES - As part of Tribune's termination of the Joint Operating Agreement ("JOA") which resulted in the closure of The Tulsa Tribune, Director David Lloyd Jones' employment with NPC was terminated and he was no longer needed as an employee of Tribune. A severance arrangement was entered into by the Company whereby Mr. Jones is employed by the Company for special projects and is paid $50,000 per year through March, 1999. This severance payment is in lieu of severance to which Mr. Jones would have been entitled under the Company's package for other Tribune newsroom employees of NPC.

     JENKIN LLOYD JONES JR. - In the same way as for David Lloyd Jones, Jenkin Lloyd Jones Jr.'s employment with NPC was terminated upon the termination of the JOA with World. A severance arrangement was entered into by the Company whereby Mr. Jones is employed by the Company for special projects and is paid $33,333 per year through December, 1998. This severance package is in lieu of severance to which Mr. Jones would have been entitled under the Company's package for other Tribune newsroom employees of NPC.

     WAYNE ATWOOD - Effective January 1, 1994, the Company entered into a new three-year Employment Agreement with Mr. Atwood providing for his continued service as President of Atwood at a base salary of $145,860 per year, with salary increases in subsequent years subject to the discretion of the Company. For 1995, due to a reduced work schedule caused by an illness and related disability, Mr. Atwood's base salary has been reduced to $100,000. Mr. Atwood's Employment Agreement has an incentive compensation provision. This provision for 1994 provided that he could earn additional amounts for 1994 up to a maximum of $30,625 plus nine percent of the amount by which Atwood's 1994 pre-tax income exceeded the sum of Atwood's 1993 pre-tax income plus $200,000. All incentive compensation is to be paid through issuance of restricted stock of the Company which will provide for vesting three years after issuance (January 1, 1997, for bonus shares earned for 1994), unless Mr. Atwood elects, prior to July 1 of each year, to receive one-third of the incentive compensation in cash. As noted in the above table, Mr. Atwood made such election for 1994. Mr. Atwood's incentive compensation plan for 1995 provides that, in addition to his base salary, he may earn additional amounts up to a maximum of $25,625 plus 9% of the amount by which Atwood's 1995 adjusted pre-tax net income exceeds the sum of Atwood's 1994 adjusted pre-tax net income ($1,350,000) plus $200,000. All incentive compensation is to be paid through the issuance of restricted stock of the Company, which will provide for vesting three years after the issuance
(January 1, 1998, for bonus shares earned for 1995), unless Mr. Atwood elects, prior to July 1, 1995, to receive one-third of the incentive compensation in cash.

     LINETTE ATWOOD - Effective January 1, 1994, the Company entered into a new three-year Employment Agreement with Mrs. Atwood providing for her continued service as Executive Vice President of Atwood at a base salary of $107,311 per year, with salary increases in subsequent years subject to the discretion of the Company. For 1995, Mrs. Atwood's base salary will be $110,531. Mrs. Atwood's Employment Agreement has an incentive compensation provision. This provision for 1994 provided that she could earn additional amounts for 1994 up to a maximum of $20,625 plus nine percent of Atwood's 1994 pre-tax income over the sum of Atwood's 1993 pre-tax income plus $200,000. All incentive compensation is to be paid through issuance of restricted stock of the Company which will provide for vesting three years after issuance (January 1, 1997, for bonus shares earned for 1994) , unless Mrs. Atwood elects, prior to July 1 of each year, to receive one-third of the incentive compensation in cash. Mrs. Atwood made such election for 1994. Mrs. Atwood's incentive compensation plan for 1995 provides that, in addition to her base salary, she may earn additional amounts up to a maximum of $25,625 plus 9% of the amount by which Atwood's 1995 adjusted pre-tax net income exceeds the sum of Atwood's 1994 adjusted pre-tax net income ($1,350,000) plus $200,000. All incentive compensation is to be paid through the issuance of restricted stock of the Company, which will provide for vesting three years after the issuance (January 1, 1998, for bonus shares earned for 1995), unless Mrs. Atwood elects, prior to July 1, 1995, to receive one-third of the incentive compensation in cash.

     JOHN R. LAUGHLIN - On the date the Company acquired Galaxy, March 17, 1994, the Company entered into an Employment Agreement with Mr. Laughlin extending through December 31, 1996. Mr. Laughlin is to serve as President and Chief Operating Officer of Galaxy at a salary of $90,000 per year. If Galaxy's pre-tax income exceeded $800,000 in 1994, Mr. Laughlin's compensation would increase to $100,000 in 1995, and if Galaxy's pre-tax income exceeds $1,100,000 in 1995, Mr. Laughlin will receive a salary of $120,000 in 1996. The 1994 pre-tax income (as computed for purposes of Mr. Laughlin's contract) exceeded $800,000 and, thus, his salary for 1995 will be $100,000. The Employment Agreement provides normal provisions for expense reimbursement, vacations, ownership of intellectual property, confidentiality of information and normal termination provisions. The Agreement also provided for the grant of an option to Mr. Laughlin to purchase 20,000 shares of Common Stock at a price of $5.50 per share under the T/SF Communications Incentive Stock Option Plan (this is a qualified stock option plan originally adopted in 1989 and is a different plan from the 1994 Incentive Stock Plan). The option term is for five years and provides that he will acquire the right to exercise the options ratably over a three-year period from the date of grant at the rate of one-third after the end of each year of service with the Company.

     HEDY HALPERT - As noted above, in December, 1994, Hedy Halpert, along with two other executives (together, the "BMT Senior Executives"), were removed as officers of BMT. Hedy Halpert was employed under an Employment Agreement which ended on December 31, 1994. The decision to remove such officers and enter into the following described employment agreement with Hedy Halpert (as well as employment agreements with the other two BMT Senior Executives) was based on the Company's determination that, after completion of the intended sale of three of BMT's trade journals, the services of the BMT Senior Executives would no longer be needed. Accordingly, on January 31, 1995, BMT entered into an Employment Agreement with Ms. Halpert. The Employment Agreement provides for her employment through January 12, 1996. Ms. Halpert is required to provide one-half of a normal work week to BMT during the first four months of the agreement and one-fourth of her normal work week for the remaining term thereof. Ms. Halpert will be paid $14,000 per month and will be entitled to a bonus equal to
0.85 of one percent of the net sales price of the three trade journals. If the trade journals do not sell during 1995, a bonus will be payable at December 31, 1995, equal to $75,250. In addition, Ms. Halpert is subject to certain covenants-not-to-compete which can be extended through 1996 by the additional payment in such year of $94,000. The other two BMT Senior Executives were subject to similar employment agreements which provide for lower salary payments and bonuses of 0.5 of one percent of the net sales price of the three trade journals for each such BMT Senior Executive, or a minimum bonus of $42,500 each. Payments under the agreements with the BMT Senior Executives encompass all severance obligations of the Company to them.

     PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return on Common Stock for the period from December 31, 1989, through December 31, 1994, with the cumulative total return of two indices during such period.

                   COMPARISON OF CUMULATIVE TOTAL STOCKHOLDER
                 RETURN AMONG T/SF COMMUNICATIONS CORPORATION,
                AMERICAN STOCK EXCHANGE MARKET VALUE INDEX, AND
                          S&P PUBLISHING GROUP INDEX*




                             [GRAPH APPEARS HERE]




Company     $100  29   19   63   56   74
Industry    $100  82   98  111  137  124
AMEX        $100  81  104  106  126  115

- -------------------------
* The total return set forth above assumes $100 was invested in Common Stock and each of the indices set forth above on December 31, 1989, and that all dividends were reinvested. The S&P Publishing Group Index is compiled by Standard & Poor's Corporation and is composed of Dun & Bradstreet Corporation, McGraw Hill Publishing Company and Meredith Corporation.

     REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION.

     The following report from the Compensation Committee of the Board of Directors (the "Compensation Committee") is intended to describe the factors considered by the Compensation Committee and the Board in determining compensation packages for certain key employees of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION.

     The Compensation Committee is composed of three outside directors, Messrs. Leavitt, Griggs and David Lloyd Jones. Mr. Jones is technically an employee of the Company (see the discussion of Mr. Jones' arrangement above). However, his employment contract relates primarily to the severance of his employment relationship with Tulsa Tribune Company and, therefore, the Board of Directors considers Mr. Jones to be an outside director for purposes of the Compensation Committee.

     The Compensation Committee has oversight responsibility for the Company's executive compensation programs. Because two of the five highest paid executives in the Company are managers of specific subsidiaries, the Compensation Committee has acted primarily with respect to the compensation of the executive management of the Company's headquarters operation and as the granting committee for all employees under the Incentive Stock Option Plan and 1994 Incentive Stock Plan. The Compensation Committee recommends action with respect to compensation issues and the full Board of Directors is responsible for acting on the recommendations of the Compensation Committee.

SUBSIDIARY MANAGER COMPENSATION.

     One of the five highest paid executives in the Company for 1994, Wayne Atwood, and Hedy Halpert (one of the BMT Senior Executives) were subject to employment agreements for 1994. Mr. Atwood's contract extends through 1996 and is described elsewhere herein. Prior to 1994, Mr. Atwood was employed under an incentive arrangement which related to the original acquisition of Atwood in 1990. In renegotiating Mr. Atwood's employment contract in 1994, his compensation package was negotiated by management of the Company based on Mr. Atwood's former base salary and the need to have future incentive bonuses somewhat less generous than those agreed to when the Company acquired Atwood and was approved by the Board of Directors as a whole, rather than the Compensation Committee. No attempt was made to compare Mr. Atwood's salary to any industry norms.

     With respect to Ms. Halpert, her compensation was based on an employment agreement which, to a large extent, was historical in nature. Ms. Halpert's original employment agreement arose in connection with the acquisition by the Company of BMT on December 1, 1986, at which time Ms. Halpert was elevated to the job of President of BMT. The original employment agreement had a three year term and it has been renegotiated twice. The employment agreement applicable in 1994 was entered into in 1992, and it ended December 31, 1994. When such agreement was renegotiated for the term ended December 31, 1994, Ms. Halpert's base salary was frozen and her ability to earn increases in compensation was tied totally to the performance of BMT, specifically to increasing targets of operating income. As Ms. Halpert was the head of a subsidiary and, thus, reported and was subject to the direction of the Chief Executive Officer of the Company, Ms. Halpert's agreement was negotiated by Mr. G. Douglas Fox (then CEO) and was approved by the Board of Directors as a whole, rather than the Compensation Committee. There was no attempt at the time to compare Ms. Halpert's salary to industry norms as her base salary was being frozen.

     The Compensation Committee and the Board of Directors view the negotiation of salaries and incentive plans with managers of divisions or subsidiaries as being the function of the Chief Executive Officer, subject to the approval of the Board of Directors. Thus, Mr. Barnett separately negotiated and agreed to Mr. Wimbish's compensation plan and the Board of Directors approved such compensation without modification.

COMPENSATION OF EXECUTIVE OFFICERS.

     Before 1994, while industry data has been looked at from time to time, the Compensation Committee had relied primarily on the individual experiences of the members of the Compensation Committee in determining the reasonableness of compensation of the Company's executives. Prior to 1994, salaries and compensation had been based primarily on the historical salary trend of the particular employee. In other words, the salary level at which an employee was hired and then modest increases after that date were the basis for salaries. Bonuses were, until 1990, subjective. For 1991 and 1992, there was an Executive Incentive Bonus Plan in place which tied executive bonuses to improvement in operating income of the Company. No bonus plan existed for 1993 and no bonuses were paid to headquarters executive personnel.

     In 1993, the Company hired a national executive compensation consulting firm to provide assistance to the Compensation Committee in devising an appropriate executive compensation plan. In January, 1994, the Compensation Committee received the report of the consultant. The consultant was asked to provide information on two basic matters. First, to compare the levels of compensation of the Company's key executives to employees in comparable
positions in comparable companies.    As a result of this, the Compensation
Committee determined that the base salaries for Messrs. Barnett, Mourton and Craine were within the 50th to 75th percentile range of comparable salaries. No increases in base salary for 1994 were awarded. This same data indicated to the Compensation Committee that the Company was not providing a comparable level of compensation in terms of short-term and long-term incentive payments/awards.

     The second matter addressed by the consultant was this lack of incentive compensation. In particular, the consultant had been asked to provide information on plans in comparable companies, both from the perspective of the amounts which would be appropriate for Messrs. Barnett, Craine and Mourton, and in the mix and type of various compensation components. In doing this, the consultant was instructed to look to plans which closely tie the executives' bonuses to stock appreciation.

     As a result of this, in 1994, the Compensation Committee recommended and the Board adopted the 1994 Incentive Stock Plan and a related target bonus plan. There are two basic features of this incentive plan:

     (i) Based on a target set by the Board of Directors each year for earnings of the Company, bonuses can be earned on an annual basis beginning at 80 percent of the targeted net income for the Company. This target is intended to be set by the Board of Directors at a level which reflects the Board's view of necessary earnings growth and return on investment. As this plan is new, the method by which each year's target will be set in the future has not been determined and the 1994 target was set based on the Board of Directors' view of an appropriate earnings target. An important feature of this part of the plan is that 50 percent of the bonus earned each year by Messrs. Barnett, Mourton and Craine will be paid in the form of a restricted stock grant under the Incentive Stock Plan. This grant is to be based on the market value of the Common Stock at the time of the grant and will provide for vesting in the employee three years from the date of issuance; and

     (ii) A nonqualified stock option plan under which stock options can be granted to key employees of the Company. In 1994, the Compensation Committee granted options under the Incentive Stock Plan to Messrs. Barnett, Mourton, Craine, Atwood and Wimbish.

     In making the grants under the Incentive Stock Plan, the Compensation Committee determined to make relatively large grants initially with vesting to occur 100 percent in three years. The Compensation Committee believed that the stock price for the Common Stock has been depressed for a number of years and that stock price appreciation was the most important goal of the Company in the next three years. By providing relatively large options in the first year, it was felt that the executives of the Company would be appropriately focused on this goal. The number of options granted were consistent with the recommendation and report of the compensation consultant.

     In the future, the Compensation Committee and the Board of Directors intend to maintain an annual incentive plan by appropriately adjusting the target net income which must be achieved before bonuses are paid to reflect the Board's goal of having net income increases be the primary method for driving stock appreciation. It is the belief of the Compensation Committee that the combination of short-term incentives based on targets which are set by the Board of Directors and significant stock options in the hands of Messrs. Barnett, Mourton and Craine, together with the stock options granted under the Incentive Stock Plan to certain other key employees of the Company, will have the desired effect of focusing management on stock value.

     For 1995, the determination of net income for the target will exclude any gain on the intended sale of the three trade journals, as described elsewhere in this Proxy Statement. Because of the many changes that occurred to the Company in 1994 and are anticipated in or have occurred in 1995 (e.g., the proposed sale of the trade journals and the merger with Tribune/Swab-Fox, to name the two most significant) the Compensation Committee is studying the possibility of utilizing a different approach to short-term executive bonuses in 1995. Economic value added models are being studied and evaluated for their ability to take major structural changes, such as those contemplated for 1995, into account.

     The Compensation Committee has not set particular targets for executive compensation. However, the Compensation Committee recognizes the need for the Company's compensation package to remain competitive to ensure the retention of key employees and the ability to recruit additional key employees as needed. The use of the outside compensation consultant marks the beginning of the Compensation Committee's efforts to monitor the compensation of key employees more closely and to ensure that compensation issues are being appropriately addressed.

     A 1993 amendment to the Internal Revenue Code of 1986, as amended, provides that no publicly held company shall be permitted to deduct from its income taxes compensation exceeding $1 million paid to its chief executive officer or any of its four other highest paid executive officers unless (a) the compensation is payable solely on account of the attainment of performance goals, (b) the performance goals are determined by a compensation committee of two or more outside directors, (c) the material terms under which the compensation is paid are disclosed to and approved by the stockholders, and (d) the compensation committee certifies that the performance goals were met. Neither the Compensation Committee nor the Board of Directors expects such restrictions to have an impact, or result in the loss of a deduction, with respect to compensation paid by the Company to such persons (including stock option and restricted stock grants under the Incentive Stock Plan) because the compensation paid by the Company to such persons is substantially below the $1 million threshold.

BENEFITS.

        Benefits offered to key executives are largely those that are offered to the general employee population, though the amount of certain benefits varies based on salary levels. Other variances include either automobiles or automobile allowances and, in certain cases, club dues. In the case of Mr. Atwood, these benefits are provided for in his employment agreement.

                                             Mark A. Leavitt
                                             William N. Griggs
                                             David Lloyd Jones

INDEPENDENT PUBLIC ACCOUNTANTS

     Arthur Andersen LLP acted as the independent public accountants for the Company for the fiscal years ended December 31, 1993 and 1994, and has been selected as the Company's independent public accountants for 1995. Arthur Andersen LLP expects to have representatives at the Annual Meeting of Stockholders who will have an opportunity to make a statement and be available to respond to appropriate questions.

OTHER MATTERS

     No business other than that described above is expected to come before the Meeting, but should any other matter requiring a vote of stockholders arise, including a question of adjourning the Meeting, the persons named in the accompanying Proxy will vote thereon, according to their best judgment, in the manner they consider to be in the best interest of the Company. In the event that any of the nominees for the office of Director should withdraw or become unavailable for reasons not presently known, the persons named as proxies will vote for other persons in their place, in what they consider to be in the best interest of the Company, based on nominations submitted by the Board of Directors.

     Included with this Proxy Statement is the Company's Annual Report for its fiscal year ended December 31, 1994. All stockholders are urged to carefully review the Annual Report prior to completing their proxy.

    UPON WRITTEN REQUEST, THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON WHO WAS A BENEFICIAL OWNER OF ITS COMMON STOCK ON JUNE 27, 1995, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1994 (TOGETHER WITH ALL SCHEDULES AND EXHIBITS THERETO, IF REQUESTED). ALL REQUESTS FOR SUCH ANNUAL REPORT MUST BE IN WRITING DIRECTED TO THE SECRETARY OF THE COMPANY AND MUST CONTAIN THE REPRESENTATION THAT THE PERSON MAKING THE REQUEST WAS A BENEFICIAL OWNER OF THE COMMON STOCK OF THE COMPANY ON JUNE 27, 1995.

    PLEASE DATE, SIGN AND RETURN THE PROXY AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED ENVELOPE FOR WHICH NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. A PROMPT RETURN OF THE PROXY WILL BE APPRECIATED AS IT WILL SAVE THE COMPANY THE EXPENSE OF FURTHER MAILINGS.

                                         T/SF COMMUNICATIONS CORPORATION

                                         Donna J. Peters
                                         Secretary

Date:  June 30, 1995

[Proxy Card]

                        T/SF COMMUNICATIONS CORPORATION
            ANNUAL MEETING OF STOCKHOLDERS TO BE HELD AUGUST 1, 1995
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned, revoking all prior proxies, hereby appoints Howard G. Barnett, Jr., and Robert E. Craine, Jr., or either of them, with full power of substitution, as attorneys and proxies for the undersigned, to vote at the Annual Meeting of Stockholders of T/SF Communications Corporation (the "Company"), to be held at the Doubletree Hotel at Warren Place, 6110 South Yale, Tulsa, Oklahoma, at 9:00 a.m., C.D.T., on August 1, 1995, or any adjournment or adjournments of such Meeting, all shares of Common Stock, $0.10 par value per share, of the Company ("Common Stock") which the undersigned is entitled to vote, on the following matters:

     1. NUMBER OF DIRECTORS

        FOR the creation of a Board of Directors composed of eleven (11) members, nine (9) of which will be elected at the meeting, thus leaving two vacancies which may be filled by the Board of Directors at any time.

              FOR             AGAINST            ABSTAIN
                 --------            --------            -------

     2. ELECTION OF DIRECTORS

        FOR the election of the nine directors listed below:

        Howard G. Barnett, Jr.      Martin F. Beck         Robert E. Craine, Jr.
        William N. Griggs           David Lloyd Jones      Jenk Jones Jr.
        Mark A. Leavitt             Robert J. Swab         Martin A. Vaughan

            FOR all nominees (except as indicated to the contrary below)
        --

            WITHHOLD AUTHORITY for all nominees
        --

        (NOTE: To withhold authority for any individual nominee(s), write the name(s) in the space below:)

                 _______________________________________________

     3. IN THEIR DISCRETION UPON ALL OTHER MATTERS PROPERLY COMING BEFORE THE ANNUAL MEETING OF STOCKHOLDERS.

     This Proxy will be voted in accordance with instructions given. IN THE ABSENCE OF INSTRUCTION, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2 AND 3. This Proxy is revocable at any time before it is exercised.

     Receipt of the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement and Annual Report is hereby acknowledged.


Dated               , 1995
      --------------                -------------------------------------------
                                                  Signature
                                    Please sign name exactly as printed on Proxy

NOTE: Executors, administrators, trustees, custodians and others signing in a representative capacity, including those signing on behalf of a partnership or corporation, should indicate the capacity in which they sign. If shares are held jointly, EACH holder should sign.

I do [_]  do not  [_]  plan to attend the Annual Meeting of Stockholders.